UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 1, 2022

Date of Report (Date of earliest event reported)

QNB Corp.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-17706	23-2318082
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

15 North Third Street, Quakertown, PA	18951-9005
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (215) 538-5600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:  None.

Title of Class	Trading Symbol	Name of each Exchange on which Registered
Common Stock	QNBC	N/A

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 1, 2022, Jeffrey Lehocky, CPA. CIA. was named Executive Vice President and Chief Financial Officer of QNB Corp. (the “Company”).  Mr. Lehocky, age 55, was most recently Managing Director, Head of Business and Risk Management Global Transaction Bank for Mitsubishi UFJ Finance Group, New York.  Prior to that, Mr. Lehocky was Managing Director, Head of Operations, Corporate and Investment Bank for Deutche Bank, New York and London.  Mr. Lehocky began his career in banking at Deutsche Bank in 1994 and has held various positions including but not limited to Chief Operating Officer for the Global Transaction Bank and Chief Financial Officer for Global Banking.  Mr. Lehocky serves on the Villanova University, School of Business, Moran Center for Global Leadership Advisory Board.

In connection with the appointment of Mr. Lehocky as Chief Financial Officer of the Company and the Bank, the parties have entered into a change in control agreement, dated November 1, 2022 (the “Agreement”), a copy of which is attached hereto as Exhibit 10.1, which provides certain benefits in the event of termination of employment without cause following a change in control of the Company or the Bank.

Under the Agreement, if Mr. Lehocky’s employment is terminated by the Company or the Bank (other than for cause as defined in the Agreement) within three years from the anniversary date of a “Change in Control,” then he will entitled to receive in lieu of any other severance benefits to which he may be entitled, a lump-sum payment in an amount equal to one times the average annual aggregate compensation paid to him during the five calendar years preceding the calendar year in which the termination of employment occurs.  Under the Agreement, the term “Change in Control” is defined to mean any of the following:  (i) a merger, consolidation, or division involving the Company or the Bank, a disposition of substantially all of the assets of the Company or the Bank, or a purchase by the Company or the Bank of substantially all of the assets of another entity, unless, in any such case, the transaction is approved in advance by 70% or more of the members of the board of directors of the Company or the Bank who are not interested in the transaction, and a majority of the members of the board of directors of the legal entity resulting from or existing after the transaction (and of the board of directors of such entity’s parent corporation, if any) are former members of the board of directors of the Company or the Bank, (ii) the acquisition by a person or group of beneficial ownership of 25% of more of the voting securities of the Company or the Bank, (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company or the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of such two-year period, or (iv) any other change in control similar in effect to those listed.

The Agreement further provides that if the lump-sum payment under the Agreement, when added to all other amounts or benefits provided to or on behalf of Mr. Lehocky in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, such payment will be reduced to the extent necessary to avoid such excise tax imposition.

The foregoing description is qualified by reference to the Agreement, which is attached as Exhibit 10.1.

Item 9.01   Financial Statements and Exhibits

(d)  Exhibits:

Exhibit No.Description

10.1	Change in Control Agreement, dated November 1, 2022, between QNB Corp., QNB Bank, and Jeffrey Lehocky.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QNB Corp.

Dated:  November 3, 2022

By:	/s/ David W. Freeman
David W. Freeman
Chief Executive Officer